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EXHIBIT 99





          REPUBLIC INDUSTRIES, INC. ANNOUNCES STOCK REPURCHASE PROGRAM


FOR IMMEDIATE RELEASE

Media Inquiries: Jim Donahue (954) 769-7208
Investor Inquiries: Sheila Stuewe (954) 769-7342


         FORT LAUDERDALE, FLORIDA (AUGUST 25, 1998)---REPUBLIC INDUSTRIES, INC. (NYSE:RII) today announced that its Board of Directors has authorized the repurchase of up to $500 million of the Company's common stock. The stock repurchase program will be conducted over the next 12 months.

         Republic said it would repurchase its common stock, from time to time, through open market purchases or in negotiated private transactions. The Company said it will be base repurchase decisions on such factors as the stock price, general economic and market conditions, and the status of the Company's on-going acquisition strategy. Merrill Lynch & Company will administer the repurchase program.

         Commenting on the repurchase program, Republic's President and Co-Chief Executive Officer Steven R. Berrard, said "The Board of Directors and the senior management team of Republic Industries believe that this announcement reinforces our confidence in the financial strength of the Company and our ability to provide value for the shareholders."

         Republic Industries, Inc. operates susbisidiaries in the automotive retailing, automotive rental and solid waste industries. The Company owns the nation's largest group of franchised automotive dealerships and operates the AutoNation USA used vehicle megastore chain. Republic also owns and operates National Car Rental Systems, Inc., Alamo Rent-A-Car, and CarTemps USA.


          Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Company's SEC filings.


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